Exhibit 10.4
NON-DISCLOSURE AND NON-COMPETITION AGREEMENT
THIS AGREEMENT between Cohesant Technologies Inc. (together with its subsidiaries, including, but not limited to Cohesant Technologies Inc (together with its subsidiaries, the “Company”) and the undersigned Associate.

In consideration of Associate’s employment with the Company and the potential severance payment described herein, Associate covenants and agrees as follows:

I.	Non-Disclosure — Associate covenants and agrees that during Associate’s employment and after termination of employment that:

A.	Without prior written consent of Company, Associate shall not at any time, directly or indirectly, use for Associate’s own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, or disclose to any person, firm partnership, association, corporation or business organization, any trade secrets, information, data, know-how or knowledge (including, but not limited to, trade secrets, information, data, know-how or knowledge relating to customers, prospects, products, suppliers, sources of supply, business methods and techniques, market development programs, revenues, costs, management practices, contracts, documents, designs, processes, plans or employees) belonging to, or relating to the affairs of the Company (“Confidential Information”), except where required in good faith to transact the business of the Company. Confidential Information of the Company shall not be deemed to include information of the Company that:
(i)	at the time of disclosure, is properly in the public domain or thereafter properly becomes part of the public domain by publication or otherwise through no fault or act of the Associate;

(ii)	the Associate can conclusively establish was properly in his or her possession prior to the time of the disclosure to the Associate of the Confidential Information;

(iii)	the Associate independently developed without the use of any Confidential Information received from the Company; or

(iv)	is required to be disclosed by legal process, provided that Associate shall first have given timely written notice to the Company so that the Company may seek to obtain an appropriate protective order.
B.	Associate shall return to the Company, at its request, and in any event within three (3) days after termination of Associate’s services, in good condition, reasonable wear and tear excepted, all documentation and records which are the property of Company and any and all copies thereof, including, but not limited to, all Company manuals promotional and instructional materials, and similar aids and equipment, all correspondence, customer lists, files, plans, contracts, memoranda and reports as well as all of Company’s equipment and other property in Associate’s hands or under Associate’s control at the time of the termination of Associate’s employment.

C.	Subject to exceptions set forth in Section 1(A) above, Associate shall keep in strict confidence all trade information, product data, management practices, business and pricing methods and techniques, customer and prospect lists, trade secrets and other confidential information concerning Company’s business and its methods of doing business.

II.	Non-Competition

A.	Associate acknowledges that Associate has been and will be dealing with confidential information, trade secrets and business methods which are the Company’s property. Associate further acknowledges that the training, materials, customer lists and other confidential information and trade secrets, all provided to Associate by Company, are of value to the Company and that is reasonable and necessary for the protection of Company that the Associate not compete with Company within the area and for the duration hereinafter set forth. Accordingly, Associate covenants and agrees that Associate shall not during the term hereof and for a period of one (1) year following the termination of Associate’s employment with Company for any reason (the “Restricted Period”), directly or indirectly (which means acting alone, as a sole proprietor; as a partner, employee or agent of a partnership; as an officer, director, employee or shareholder or agent of any other corporation; or as a trustee, fiduciary, consultant, independent contractor, agent or other representative), engage in any or all of the following activities:
1.	Enter into or engage in the Business within the United States, Canada or Mexico; or

2.	Promote the business of any person, firm, association, or corporation engaged in a business which competes with the Business of the Company; or

3.	Solicit, divert or take away or attempt to solicit, divert or take away, any of the Company’s customers; or

4.	Cause or attempt to cause any of Company’s customers to cease from transacting business with the Company; or

5.	Knowingly employ or engage or attempt to employ or engage in any capacity any person employed by the Company or a Company’s sales representative, independent contractor or agent at the time of Associate’s termination of employment.
The provisions of Clauses 3 or 4 above shall not apply to the solicitation of Company’s customers on behalf of a business entity that is not engaged in the Business.
               For purposes of this Agreement, “Business” means; (i) the protection and renewal of water and wastewater infrastructure, including, but not limited to, collection systems, water treatment facilities, wastewater treatment facilities, water storage facilities, and water distribution and other piping systems for municipal, industrial, commercial and residential infrastructures (collectively, “Water and Wastewater Infrastructure”); (ii) the design, development, manufacture and sale of specialty polymer coatings designed for the protection and renewal of Water and Wastewater Infrastructure; and (iii) the design, development, manufacture and sale of plural-component spray finishing and coating equipment, replacement parts and supplies used in the operation of this equipment in applying polyesters, polyurethanes, polyureas and epoxies. The protection and renewal of Water and Wastewater Infrastructure is effected by the direct application by the Company of corrosion protection and other specialty coatings to the Water and Wastewater Infrastructure, as well as the licensing, franchising, sale or other distribution of the Company’s or similar technology relating to such coating processes to third parties that effects such rehabilitation work.
B.	Notwithstanding the foregoing, this Agreement shall not preclude Affiliate from owning not more than three percent (3%) of the equity of companies which are publicly traded on a national securities exchange or over-the-counter market. Neither shall this Agreement preclude Associate from serving as an employee, director, officer or consultant for any business, company, firm or other entity in which the most recent annual gross revenues derived from the sale of products similar to those sold by the Company and relating to the Business (a “Competitive Business”) constitutes less than ten percent (10%) of the most recent annual gross revenues of such business (including all affiliates), so long as Associates does not directly or indirectly participate in such Competitive Business.

C.	Associate agrees that each of the above covenants are separate and distinct covenants, independent of each other, and that the illegality or invalidity of any one or more of them or any part of one or more of them shall not render the others illegal or invalid, and that if the invalidity or unenforceability is due to the unreasonableness of the time or geographic area covered by said covenants, said covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

D.	Associate has carefully considered the nature and extent of the restrictions upon him or her and the rights and remedies conferred upon the Company under this Agreement and Associate acknowledges and agrees that the same are reasonable in time and scope, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Associate and would not operate as a bar to Associate’s sole means of support. Associate acknowledges that the benefit conferred upon the Company by this Agreement is not disproportionate to the burden placed on Associate.

III.	Severance

In the event of the Associate’s termination of employment by the Company without “Cause”, and prior to a “Change of Control”, the Company will continue Associate’s salary for a period of twelve (12) months from date of employment and the Company will continue to pay its portion of Associate’s medical and life insurance premiums. The foregoing payment is conditioned upon Associate’s execution of a mutual release in form satisfactory to the parties. “Cause” means: (i) fraud, embezzlement, theft, or misappropriation of funds on other property of the Company; (ii) the willful failure or refusal by Associate to perform his or her duties to the Company, other than due to disability, which failure or refusal continues following written notice of the breach, (iii) the commission by Associate of any acts of bad faith or misconduct directed against the Company or its affiliates, or intended to harm the Company or its affiliates, or the business; (iv) the indictment of Associate of a felony or other criminal act involving dishonesty, whether or not relating to his or her employment with the Company; or (v) the recurring material breach, following written notice, of an established written policy or procedure of the Company. A termination of employment by the Associate for “Good Reason” shall constitute a termination by the Company without Cause. “Good Reason” means (i) a material and continuing failure to pay to Associate compensation and benefits that have been earned, if any, by Associate, (ii) any downward adjustment by the Board of Directors in Associate’s base salary (excluding an “across the board” decrease in the salaries of executive officers and senior employees of not greater than ten percent (10%) from the prior year, (iii) a material reduction in Associate’s title, position or responsibilities, or (iv) any breach by the Company of this Employment Agreement which is material and which is not cured within thirty (30) days after written notice thereof to the Company from Associate.

In the event of the Associate’s termination of employment by the Company without “Cause” within two-years following a Change of Control, the Company will pay Associate a lump-sum severance payment equal to two years of salary and bonus (with the annual bonus based on the assumption that the Company and Associate had achieved the targeted performance goals for the year in which such termination occurred), less the amount of compensation received subsequent to the Change of Control, but not less than 12 months of salary and bonus. Further, the Company will continue to pay its portion of Associate’s medical and life insurance premiums for an 18-month period following the termination of employment.
          A “Change in Control” means the occurrence of the following events:
(i)	the Company merges or consolidates with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former stockholders of the Company immediately prior to such transaction;

(ii)	a person or group acting in concert within the meaning of Section 3(a)(9) or 13(d)(3) (as in effect on the date of this Agreement) of the Securities Exchange Act of 1934, becomes the beneficial owner (as defined in Rule 13d-3) of 50% or more of the voting power of the then outstanding voting securities of the Company; provided that the foregoing shall not apply to any existing ownership interest of more than 50% of the Company’s Common Stock;

(iii)	a sale of all or substantially all of the Assets of the Company.
          If the payments or distributions, of whatever kind, to be made by the Company to or for the benefit of Associate, following a Change of Control, is determined to be an Excess Parachute Payment that is not deductible by the Company for federal income tax purposes and which respect to which Associate will be subject to an excise tax because of Section 280G and 4999, respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), the payments or distributions shall be reduced to an amount equal to One Dollar ($1.00) less than the 280G Limit. The 280G Limit being the maximum amount of Parachute Payments that Associate may receive without becoming subject to the excise tax imposed by Section 4999 of the Code and without the Company suffering a loss of deduction under Section 280G of the Code.
IV.	Miscellaneous

A.	The existence of any claim or cause of action of the Associate against Company arising out of Associate’s employment with the Company, or otherwise, shall not constitute a defense to the enforcement by Company of the above covenants or obligations. Associate agrees that if Associate breaches any of the covenants or obligations set forth above, the Restricted Period shall be suspended until such time as said violation shall cease if the Company has given Associate prompt written notice of the alleged violation. Associate further agrees that if Associate breaches any of Associate’s covenants or obligations set forth above, the Company shall have the right, in addition to other rights provided herein or any other rights that it may have in law or equity, to seek and obtain from any Court of competent jurisdiction relief by way of injunction. Associate acknowledges and agrees that should Associate breach any of Associate’s covenants and obligations above, the Company would suffer irreparable damages and the Company would have no adequate remedy at law.

B.	The parties covenant and agree that neither they nor their affiliates shall make any statements, written or oral, to any third party that disparages, criticizes, discredits or otherwise operates to the detriment of Associate’s or the Company’s business reputation and/or good will.

C.	If any portion of this Agreement shall be determined to be invalid or unenforceable, then such determination shall not affect any other portion of this Agreement and such other portions shall remain in full force and effect.

D.	This Agreement and any dispute which may arise thereunder shall be governed by, and construed in accordance with the laws of the State of Ohio. Associate acknowledges and agrees that this Agreement may be assigned by Company without employee’s consent in connection with the sale of all or a portion of the Company’s business.

COHESANT TECHNOLOGIES INC.

By:	/s/ Morris H. Wheeler

Date: February 23, 2007

/s/ Robert W. Pawlak

Print Name: Robert W. Pawlak
“Associate”

Date: February 23, 2007